Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

by and between

IAC/INTERACTIVECORP

and

VIMEO, Inc.

Dated as of

May 24, 2021

-i-

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement, dated as of May 24, 2021, is entered into by and between IAC/InterActiveCorp (“IAC”), a Delaware corporation, and Vimeo, Inc. (“SpinCo”), a Delaware corporation.

RECITALS:

WHEREAS, IAC and SpinCo have entered into a Separation Agreement pursuant to which the Parties have set out the terms on which, and the conditions subject to which, they wish to implement the Separation (as defined in the Separation Agreement) (such agreement, as amended, restated or modified from time to time, the “Separation Agreement”).

WHEREAS, in connection therewith, IAC and SpinCo have agreed to enter into this Agreement to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters.

NOW THEREFORE, in consideration of the mutual agreements, covenants and other provisions set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Unless otherwise defined in this Agreement, capitalized words and expressions and variations thereof used in this Agreement have the meanings set forth below. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Separation Agreement.

1.1              “Affiliate” has the meaning given that term in the Separation Agreement.

1.2              “Agreement” means this Employee Matters Agreement, including all the Schedules hereto.

1.3              “Ancillary Agreements” has the meaning given that term in the Separation Agreement.

1.4              “Approved Leave of Absence” means an absence from active service pursuant to an approved leave policy with a guaranteed right of reinstatement.

1.5              “Auditing Party” has the meaning set forth in Section 7.4(a).

1.6              “Benefits Participation End Date” means December 31, 2021.

1.7              “Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee or director benefits arrangements, policies or payroll practices (including, without limitation, severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans and Executive Benefit Plans. When immediately preceded by “IAC,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by IAC or an IAC Entity or any Benefit Plan with respect to which IAC or an IAC Entity is a party. When immediately preceded by “SpinCo,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by SpinCo or any SpinCo Entity or any Benefit Plan with respect to which SpinCo or a SpinCo Entity is a party.

1.8              “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary or final regulation in force under that provision.

1.9              “Effective Time” shall have the meaning given to it in the Merger Agreement, as amended from time to time.

1.10          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

1.11          “Former IAC Employee” means (a) any individual who as of immediately prior to the Mandatory Exchange Effective Time is a former employee of the IAC Group or the SpinCo Group, and whose last employment with the IAC Group or SpinCo Group was with an IAC Entity, or (b) any individual who is an IAC Employee as of immediately prior to the Mandatory Exchange Effective Time who ceases to be an employee of the IAC Group following the Mandatory Exchange Effective Time.

1.12          “Former SpinCo Employee” means (a) any individual who as of immediately prior to the Mandatory Exchange Effective Time is a former employee of the IAC Group or the SpinCo Group, and whose last employment with the IAC Group or SpinCo Group was with a SpinCo Entity, or (b) any individual who is a SpinCo Employee as of immediately prior to the Mandatory Exchange Effective Time who ceases to be an employee of the SpinCo Group following the Mandatory Exchange Effective Time.

1.13          “Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages), dental, prescription, vision, short-term disability, long-term disability, life and AD&D, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA.

1.14          “IAC” has the meaning set forth in the recitals.

1.15          “IAC 401(k) Plan” means the IAC/InterActiveCorp Retirement Savings Plan as in effect as of the time relevant to the applicable provision of this Agreement.

1.16          “IAC Common Stock” means, (a) during the period prior to the Mandatory Exchange Effective Time, shares of common stock, $0.001 par value per share, of IAC, and (b) from and after the Mandatory Exchange Effective Time, shares of common stock, $0.0001 par value per share, of IAC.

1.17          “IAC Employee” means (a) any individual who, immediately prior to the Mandatory Exchange Effective Time, is either actively employed by, or then on Approved Leave of Absence from, any IAC Entity, and (b) any individual who becomes an employee of any IAC Entity after the Mandatory Exchange Effective Time.

1.18          “IAC Entity” means any member of the IAC Group.

1.19          “IAC Executive Benefit Plans” means the executive benefit and nonqualified plans, programs, agreements, and arrangements established, sponsored, maintained, or agreed upon, by any IAC Entity for the benefit of employees and former employees of any IAC Entity. For the avoidance of doubt, the term “IAC Executive Benefit Plans” shall not include any Health and Welfare Plans or the IAC Long-Term Incentive Plans.

1.20          “IAC Flexible Benefit Plan” means the flexible benefit plan maintained by IAC as in effect as of the time relevant to the applicable provision of this Agreement.

1.21          “IAC Incentive Plans” means any of the annual or short term incentive plans of IAC, all as in effect as of the time relevant to the applicable provisions of this Agreement.

1.22          “IAC Group” has the meaning set forth in the Separation Agreement.

1.23          “IAC Long-Term Incentive Plans” means any of the IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan, the IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan, the IAC/InterActiveCorp 2008 Stock and Annual Incentive Plan, or the IAC/InterActiveCorp 2005 Stock and Annual Incentive Plan, each as in effect as of the time relevant to the applicable provisions of this Agreement.

1.24          “IAC Post-Separation Value” shall equal “A” minus (“B” times “C”)

where

“A” equals the IAC Pre-Separation Value

“B” equals the SpinCo Post-Separation Value

“C” equals the Spin-off Exchange Ratio

1.25          “IAC Pre-Separation Value” means the closing per share price of IAC Common Stock as listed on the NASDAQ as of 4:00 P.M. New York City time on the last full trading session preceding the occurrence of the Mandatory Exchange Effective Time.

1.26          “IAC Ratio” means (a) the IAC Pre-Separation Value divided by (b) the IAC Post-Separation Value.

1.27          “Liability” has the meaning given that term in the Separation Agreement.

1.28          “Mandatory Exchange Effective Time” has the meaning given that term in the Separation Agreement.

1.29          “Medical Plan” when immediately preceded by “IAC,” means the Benefit Plan under which medical benefits are provided to IAC Employees established and maintained by IAC. When immediately preceded by “SpinCo,” Medical Plan means the Benefit Plan under which medical benefits are provided to SpinCo Employees to be established by SpinCo pursuant to Article IV.

1.30          “Merger Agreement” means the Amended and Restated Agreement and Plan of Merger by and among SpinCo, Stream Merger Sub, Inc., and Vimeo.com, Inc. (f/k/a Vimeo, Inc.), dated as of March 12, 2021.

1.31          “Merger Exchange Ratio” has the meaning given that term in the Merger Agreement.

1.32          “Non-parties” has the meaning set forth in Section 7.4(b).

1.33          “Option” when immediately preceded by “IAC” means an option (either nonqualified or incentive) to purchase shares of IAC Common Stock pursuant to an IAC Long-Term Incentive Plan. When immediately preceded by “SpinCo,” Option means an option (either nonqualified or incentive) to purchase shares of SpinCo Common Stock pursuant to a SpinCo Long-Term Incentive Plan.

1.34          “Participating Company” means (a) IAC and (b) any other Person (other than an individual) that participates in a plan sponsored by any IAC Entity.

1.35          “Parties” means IAC and SpinCo and “Party” means either of IAC and SpinCo.

1.36          “Person” has the meaning given that term in the Separation Agreement.

1.37          “RSU Award” (a) when immediately preceded by “IAC,” means an award of restricted stock units issued under an IAC Long-Term Incentive Plan representing a general unsecured promise by IAC to pay the value of shares of IAC Common Stock in cash or shares of IAC Common Stock, (b) when immediately preceded by “SpinCo,” means an award of restricted stock units issued under a SpinCo Long-Term Incentive Plan representing a general unsecured promise by SpinCo to pay the value of shares of SpinCo Common Stock in cash or shares of SpinCo Common Stock and (c) when immediately preceded by “Vimeo,” means an award of restricted stock units issued under a Vimeo Long-Term Incentive Plan representing a general unsecured promise by Vimeo.com, Inc. to pay the value of shares of common stock of Vimeo.com, Inc. in cash or shares of IAC Common Stock or shares of Vimeo.com, Inc. common stock.

1.38          “SpinCo” has the meaning set forth in the recitals.

1.39          “SpinCo 401(k) Plan Trust” means a trust relating to the SpinCo 401(k) Plan intended to qualify under Section 401(a) and be exempt under Section 501(a) of the Code.

1.40          “SpinCo 401(k) Plan” means a 401(k) plan established by SpinCo.

1.41          “SpinCo Common Stock” has the meaning given that term in the Separation Agreement.

1.42          “SpinCo Employee” means (a) any individual who, immediately prior to the Mandatory Exchange Effective Time, is either actively employed by, or then on Approved Leave of Absence from, a SpinCo Entity, and (b) any individual who becomes an employee of any SpinCo Entity from and after the Mandatory Exchange Effective Time.

1.43          “SpinCo Entity” means any member of the SpinCo Group.

1.44          “SpinCo Executive Benefit Plans” means the executive benefit and nonqualified plans, programs, and arrangements established, sponsored, maintained, or agreed upon, by any SpinCo Entity for the benefit of employees and former employees of any SpinCo Entity. For the avoidance of doubt, the term “SpinCo Executive Benefit Plans” shall not include any Health and Welfare Plans or the SpinCo Long-Term Incentive Plans.

1.45          “SpinCo Group” has the meaning set forth in the Separation Agreement,

1.46          “SpinCo Long-Term Incentive Plan” means the SpinCo 2021 Stock and Annual Incentive Plan.

1.47          “SpinCo Post-Separation Value” means the closing per share price of SpinCo Common Stock trading on a “when issued” basis as listed on the NASDAQ as of 4:00 p.m. New York City time on the last full trading session prior to the occurrence of the Mandatory Exchange Effective Time.

1.48          “SpinCo Ratio” means (a) the IAC Pre-Separation Value divided by (b) SpinCo Post-Separation Value.

1.49          “Spin-off Exchange Ratio” has the meaning given that term in the Separation Agreement.

1.50          “Subsidiary” has the meaning given that term in the Separation Agreement.

1.51          “Separation Agreement” has the meaning set forth in the recitals to this Agreement.

1.52          “U.S.” means the 50 United States of America and the District of Columbia.

1.53          “Vimeo Long-Term Incentive Plans” means (a) the Vimeo, LLC 2012 Incentive Plan, (b) the Vimeo.com, Inc. (f/k/a Vimeo, Inc.) 2017 Incentive Plan, and (c) the Vimeo.com, Inc. (f/k/a Vimeo, Inc.) 2019 Incentive Plan (including the Israel Appendix), each as amended from time to time.

1.54          “Vimeo SAR” means a stock appreciation right corresponding to shares of common stock of Vimeo.com, Inc. granted under a Vimeo Long-Term Incentive Plan.

ARTICLE II
GENERAL PRINCIPLES

2.1              Employment of SpinCo Employees. All SpinCo Employees shall continue to be employees of SpinCo or another SpinCo Entity, as the case may be, immediately after the Mandatory Exchange Effective Time.

2.2              Assumption and Retention of Liabilities; Related Assets.

(a)               As of the Mandatory Exchange Effective Time, except as expressly provided in this Agreement, the IAC Entities shall assume or retain and IAC hereby agrees to pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all IAC Benefit Plans with respect to all IAC Employees, Former IAC Employees and their dependents and beneficiaries, (ii) all Liabilities with respect to the employment or termination of employment of all IAC Employees and Former IAC Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any IAC Entity, and (iii) any other Liabilities expressly assigned to IAC under this Agreement. All assets held in trust to fund the IAC Benefit Plans and all insurance policies funding the IAC Benefit Plans shall be IAC Assets (as defined in the Separation Agreement), except to the extent specifically provided otherwise in this Agreement.

(b)               From and after the Mandatory Exchange Effective Time, except as expressly provided in this Agreement, SpinCo and the SpinCo Entities shall assume or retain, as applicable, and SpinCo hereby agrees to pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all SpinCo Benefit Plans, (ii) all Liabilities with respect to the employment or termination of employment of all SpinCo Employees and Former SpinCo Employees, in each case to the extent arising in connection with or as a result of employment with or the performance of services to any SpinCo Entity, and (iii) any other Liabilities expressly assigned to SpinCo or any SpinCo Entity under this Agreement.

2.3              SpinCo Participation in IAC Benefit Plans. Except as otherwise expressly provided herein, effective as of the Mandatory Exchange Effective Time, SpinCo and each other SpinCo Entity shall cease to be a Participating Company in any IAC Benefit Plan, and IAC and SpinCo shall take all necessary action to effectuate such cessation as a Participating Company.

2.4              Commercially Reasonable Efforts. IAC and SpinCo shall use commercially reasonable efforts to (a) enter into any necessary agreements and adopt any necessary amendments to any applicable benefit plans to accomplish the assumptions and transfers contemplated by this Agreement; and (b) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the IAC Benefit Plans and the SpinCo Benefit Plans.

2.5              Regulatory Compliance. IAC and SpinCo shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as the requesting party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

ARTICLE III
401(K) Plan Matters

3.1              From the Mandatory Exhange Effective Time and continuing until the Benefits Participation End Date, SpinCo adopts, and shall participate in as an Adopting Employer (as defined in the IAC 401(k) Plan), the IAC 401(k) Plan for the benefit of SpinCo Employees and Former SpinCo Employees, and IAC consents to such adoption and maintenance, in accordance with the terms of the IAC 401(k) Plan. Each of the Parties agrees and acknowledges that until the Benefits Participation End Date, SpinCo shall make timely direct contributions (including matching contributions) to the IAC 401(k) Plan on behalf of such SpinCo participating employees in accordance with the terms of the IAC 401(k) Plan and in accordance with (and no less promptly than) the timing of contributions made by IAC prior to the Mandatory Exchange Effective Time.

3.2              Each of the Parties agrees that, no later than the Benefits Participation End Date, the trustee of the IAC 401(k) Plan shall (a) sell all shares of SpinCo Common Stock held in the accounts of IAC Employees and Former IAC Employees, and (b) sell all shares of IAC Common Stock held in the accounts of SpinCo Employees and Former SpinCo Employees.

3.3              On and after the Mandatory Exchange Effective Time and until the completion of the sales contemplated by Section 3.2, shares of SpinCo Common Stock shall be held in a SpinCo Common Stock Fund under the IAC 401(k) Plan and shares of IAC Common Stock shall be held in an IAC Common Stock Fund under the IAC 401(k) Plan. Following the Mandatory Exchange Effective Time, (a) IAC Employees and Former IAC Employees shall not be permitted to acquire shares of SpinCo Common Stock under the IAC 401(k) Plan, and (b) SpinCo Employees and Former SpinCo Employees shall not be permitted to acquire shares of IAC Common Stock under the IAC 401(k) Plan.

3.4              Effective as of the date immediately following the Benefits Participation End Date, SpinCo shall establish the SpinCo 401(k) Plan and the SpinCo 401(k) Plan Trust. As soon as practical following the establishment of the SpinCo 401(k) Plan and the SpinCo 401(k) Plan Trust, IAC shall cause the accounts of the SpinCo Employees and Former SpinCo Employees in the IAC 401(k) Plan to be transferred to the SpinCo 401(k) Plan and the SpinCo 401(k) Plan Trust in cash or such other assets as mutually agreed by IAC and SpinCo, and SpinCo shall cause the SpinCo 401(k) Plan to assume and be solely responsible for all Liabilities under the SpinCo 401(k) Plan to or relating to SpinCo Employees and Former SpinCo Employees whose accounts are transferred from the IAC 401(k) Plan. IAC and SpinCo agree to cooperate in making all appropriate filings and taking all reasonable actions required to implement the provisions of this Section 3.1; provided that SpinCo acknowledges that it will be responsible for complying with any requirements and applying for any determination letters with respect to the SpinCo 401(k) Plan.

3.5              IAC and SpinCo shall each separately assume sole responsibility for ensuring that its respective savings plan(s) are maintained in compliance with applicable laws with respect to holding shares of their respective common stock and common stock of the other entity.

ARTICLE IV
HEALTH AND WELFARE PLANS

4.1              H&W Continuation Period.

(a)               IAC will cause the IAC Health and Welfare Plans in effect at the Mandatory Exchange Effective Time (“IAC H&W Plans”) to provide coverage to SpinCo Employees and Former SpinCo Employees (and, in each case, their beneficiaries and dependents) from and after the date on which the Mandatory Exchange Effective Time occurs until the Benefits Participation End Date (such period, the “H&W Continuation Period”). Coverage following the Mandatory Exchange Effective Time shall be on the same basis as immediately prior to the Mandatory Exchange Effective Time and in accordance with the terms of IAC’s Health and Welfare Plans. Following the Mandatory Exchange Effective Time, SpinCo shall pay to IAC fees in respect of IAC covering such SpinCo Employees and Former SpinCo Employees under the IAC Health and Welfare Plans, such fees to be based on the per-employee budgeted rates set forth on Schedule A to this Agreement. The fees contemplated by this Section 4.1(a) shall be payable in advance each month (i.e., not later than the first day of any month during which coverage applies) during the H&W Continuation Period and shall be based on the prior month’s enrollment, with appropriate, subsequent adjustments in each succeeding month to reflect actual enrollment, consistent with the practices in effect prior to the Mandatory Exchange Effective Time. In addition, SpinCo shall be subject to the same policies with respect to “catch up” premium payments and “premium holidays” applicable to other IAC companies participating in the IAC H&W Plans, consistent with the practices in effect prior to the Mandatory Exchange Effective Time. In the event that SpinCo fails to pay in a timely manner the fees contemplated by this Section 4.1(a), IAC shall have no obligation to continue, and may cease, to provide the coverage contemplated by this Section 4.1(a) to the SpinCo Employees and Former SpinCo Employees commencing on the fifteenth day that any such fees are past due; provided that IAC shall provide SpinCo with written notice of default and a cure period of ten (10) Business Days before terminating any coverage.

(b)               Following each calendar year during the H&W Continuation Period, but not later than one hundred eighty (180) days thereafter, IAC shall calculate in good faith the total costs and expenses of the IAC Health and Welfare Plans for such calendar year (including without limitation claims paid and costs and expenses associated with the administration of the IAC Health and Welfare Plans (as determined by IAC in its good faith discretion) and IAC’s good faith estimate of claims incurred in such calendar year but not reported (such estimate to be prepared based on historical claims reporting patterns and history) (the “Annual H&W Expenses”), and IAC promptly shall provide to SpinCo the Annual H&W Expenses following such calculation. To the extent Annual H&W Expenses exceed the aggregate fees paid by IAC and SpinCo in respect of coverage during the applicable calendar year of IAC Employees and Former IAC Employees and SpinCo Employees and Former SpinCo Employees, SpinCo shall be required to pay to IAC by wire transfer its ratable portion (calculated on the basis of the number of SpinCo Employees relative to the total number of IAC Employees and SpinCo Employees taken together) of the fees deficit. Any payment to be made pursuant to the immediately preceding sentence shall be made no later than July 15 following the applicable calendar year. Any calculations made by IAC pursuant to this Section 4.1(b) shall be final and binding upon SpinCo and the calculations contemplated by this Section 4.1(b) shall be adjusted to take into account any calendar year in which participation by SpinCo Employees and Former SpinCo Employees in the IAC Health and Welfare Plans is for less than the full calendar year.

4.2              Establishment of Health and Welfare Plans.

(a)               Effective as of the date following the Benefits Participation End Date, SpinCo shall adopt Health and Welfare Plans for the benefit of SpinCo Employees and Former SpinCo Employees, and SpinCo shall be responsible for all Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of SpinCo Employees and Former SpinCo Employees or their covered dependents under the SpinCo Health and Welfare Plans after the Benefits Participation End Date.

(b)               Notwithstanding anything to the contrary in this Section 4.2:

(i)                 with respect to any SpinCo Employee who becomes entitled to receive long-term disability benefits under the terms of the IAC Health and Welfare Plans prior to the Benefits Participation End Date, such SpinCo Employee shall continue to receive long-term disability benefits under the IAC Health and Welfare Plans after the Benefits Participation End Date in accordance with the terms of the IAC Health and Welfare Plans; and

(ii)              with respect to any SpinCo Employee who is receiving short-term disability benefits under the IAC Health and Welfare Plans as of the Benefits Participation End Date, SpinCo shall be responsible, as of the first day following the Benefits Participation End Date, for providing to such SpinCo Employee short term disability benefits and long-term disability benefits under the SpinCo Health and Welfare Plans.

4.3              Retention of Sponsorship and Liabilities. Following the Mandatory Exchange Effective Time, IAC shall retain:

(a)               sponsorship of all IAC Health and Welfare Plans and any trust or other funding arrangement established or maintained with respect to such plans, including any assets held as of the Mandatory Exchange Effective Time with respect to such plans; and

(b)               all Liabilities under the IAC Health and Welfare Plans, subject to the obligations of SpinCo described in Section 4.1.

IAC shall not assume any Liability under any SpinCo Health and Welfare Plan, and all such claims shall be satisfied pursuant to Section 4.2(a).

4.4              Flexible Benefit Plan. IAC will continue to maintain on behalf of SpinCo Employees the health care flexible spending account program, the commuter benefit program and the dependent care flexible spending program of the IAC Flexible Spending Benefit Plans (all of such accounts, “IAC Flexible Benefit Plan”) for claims incurred on or prior to the Benefits Participation End Date on the same basis as immediately prior to the Mandatory Exchange Effective Time and in accordance with the terms of the IAC Flexible Benefit Plan. Following the Mandatory Exchange Effective Time, until such time as SpinCo ceases to participate in the IAC Flexible Benefit Plan and has satisfied all of its obligations thereunder, SpinCo shall pay to IAC the amounts claimed by SpinCo Employees under the IAC Flexible Benefit Plan in addition to SpinCo’s share of the administrative cost of the IAC Flexible Benefit Plan (based on IAC historical allocations), such amounts to be paid by SpinCo on a one-month lagging basis (i.e., claims made and administrative costs incurred during a particular month shall be billed in the immediately succeeding month); provided, that SpinCo shall remit payment to IAC no later than the fifth Business Day following delivery by IAC of an invoice to SpinCo. SpinCo Employees shall not participate in the IAC Flexible Benefit Plan after the Benefits Participation End Date.

4.5              Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee, Former IAC Employee, SpinCo Employee and Former SpinCo Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or before the Mandatory Exchange Effective Time shall be retained by IAC; provided, however, that SpinCo promptly shall reimburse IAC for any such Liabilities relating to SpinCo Employees or Former SpinCo Employees borne by IAC following the date on which the Mandatory Exchange Effective Time occurs. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by an IAC Employee or Former IAC Employee shall be retained by IAC. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a SpinCo Employee or Former SpinCo Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the Mandatory Exchange Effective Time shall be retained by SpinCo. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. IAC, SpinCo and the other SpinCo Entities shall cooperate with respect to any notification to appropriate governmental agencies of the Mandatory Exchange Effective Time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.6              Payroll Taxes and Reporting of Compensation. IAC and SpinCo shall, and shall cause the other IAC Entities and the other SpinCo Entities to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Mandatory Exchange Effective Time. IAC and SpinCo shall, and shall cause the other IAC Entities and the other SpinCo Entities to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Mandatory Exchange Effective Time, including compensation related to the exercise of Options, Vimeo SARs and SpinCo SARs.

ARTICLE V
EXECUTIVE BENEFITS AND OTHER BENEFITS

5.1              Assumption of Obligations. Except as provided in this Agreement, effective as of the date on which the Mandatory Exchange Effective Time occurs, SpinCo shall assume and be solely responsible for all Liabilities to or relating to SpinCo Employees and Former SpinCo Employees under all IAC Executive Benefit Plans and SpinCo Executive Benefit Plans. For the avoidance of doubt, IAC shall retain all Liabilities under the IAC Executive Benefit Plans for all IAC Employees and Former IAC Employees. The Parties hereto agree that none of the transactions contemplated by the Separation Agreement or any of the Ancillary Agreements, including, without limitation, this Agreement, constitutes a “change in control,” “change of control” or similar term, as applicable, within the meaning of any Benefit Plan, any IAC Long-Term Incentive Plan or any SpinCo Long-Term Incentive Plan.

5.2              Severance. (a) A SpinCo Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Separation Agreement. SpinCo shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any SpinCo Employee or Former SpinCo Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by the Separation Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

(b)               An IAC Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the transactions contemplated by the Separation Agreement. IAC shall be solely responsible for all Liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any IAC Employee or Former IAC Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by the Separation Agreement, including any amounts required to be paid (including any payroll or other taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement, law or regulation (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation, and taxes).

5.3              Certain Equity Award Matters. SpinCo shall reimburse IAC for the cost of any IAC RSU Awards or IAC Options held by SpinCo Employees or Former SpinCo Employees that vest (in the case of IAC RSU Awards) or are exercised (in the case of IAC Options) on or after the date on which the Mandatory Exchange Effective Time occurs with such cost equal to the taxable income that arises from the applicable vesting or exercise event, net of withholding taxes (payment for which SpinCo shall be solely responsible) (the “IAC Award Cost”). No later than ten (10) Business Days following invoice therefor, SpinCo shall pay to IAC the IAC Award Cost in cash.

ARTICLE VI

EQUITY AWARD ADJUSTMENTS

6.1              IAC Long-Term Incentive Plans. IAC and SpinCo shall take all actions necessary or appropriate so that each outstanding IAC Option and IAC RSU Award granted under any IAC Long-Term Incentive Plan held by any individual shall be adjusted as set forth in this ARTICLE VI. The adjustments set forth below shall be the sole adjustments made with respect to IAC Options and IAC RSU Awards in connection with the transactions contemplated by the Separation Agreement.

(a)               Outstanding IAC Options. As determined by the Compensation and Human Resources Committee of the IAC Board of Directors (the “IAC Committee”) pursuant to its authority under the applicable IAC Long-Term Incentive Plan, each IAC Option that is outstanding as of immediately prior to the Mandatory Exchange Effective Time shall be converted into both an IAC Option and a SpinCo Option and shall otherwise be subject to the same terms and conditions after the Mandatory Exchange Effective Time as the terms and conditions applicable to such IAC Option immediately prior to the Mandatory Exchange Effective Time; provided, however, that from and after the Mandatory Exchange Effective Time:

(i)                 (A) the number of shares of IAC Common Stock subject to such IAC Option shall be equal to the same number of shares of IAC Common Stock subject to such IAC Option immediately prior to the Mandatory Exchange Effective Time, and (B) the per share exercise price of such IAC Option, rounded up to the nearest one one hundredth of a cent (i.e., to the fourth decimal place), shall be equal to the quotient obtained by dividing (I) the per share exercise price of such IAC Option immediately prior to the Mandatory Exchange Effective Time by (II) the IAC Ratio; and

(ii)              (A) the number of shares of SpinCo Common Stock subject to such SpinCo Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (I) the number of shares of IAC Common Stock subject to such IAC Option immediately prior to the Mandatory Exchange Effective Time by (II) the Spin-off Exchange Ratio, and (B) the per share exercise price of such SpinCo Option, rounded up to the nearest one one hundredth of a cent (i.e., to the fourth decimal place), shall be equal to the quotient obtained by dividing (I) the per share exercise price of such IAC Option immediately prior to the Mandatory Exchange Effective Time by (II) the SpinCo Ratio.

(b)               IAC RSU Awards. As determined by the IAC Committee pursuant to its authority under the applicable IAC Long-Term Incentive Plan, each IAC RSU Award shall be subject to the same terms and conditions immediately after the Mandatory Exchange Effective Time as the terms and conditions applicable to such IAC RSU Award immediately prior to the Mandatory Exchange Effective Time; provided, however, that from and after the Mandatory Exchange Effective Time, the number of shares of IAC Common Stock covered by each IAC RSU Award, rounded to the nearest whole share, shall be equal to the product of (i) the number of shares of IAC Common Stock covered by such IAC RSU Award immediately prior to the Mandatory Exchange Effective Time and (ii) the IAC Ratio.

(c)               Foreign Grants/Awards.

(i)                 To the extent that any of the IAC Options or IAC RSU Awards are granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by an IAC Entity, IAC and SpinCo shall use their commercially reasonable efforts to preserve, at and after the Mandatory Exchange Effective Time, the value and tax treatment accorded to such IAC Options and such IAC RSU Awards granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by an IAC Entity.

(ii)              To the extent that any of the SpinCo Options or SpinCo RSU Awards are granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by a SpinCo Entity, IAC and SpinCo shall use their commercially reasonable efforts to preserve, at and after the Mandatory Exchange Effective Time, the value and tax treatment accorded to such SpinCo Options and such SpinCo RSU Awards granted to non-U.S. employees under any domestic or foreign equity-based incentive program sponsored by a SpinCo Entity.

6.2              Vimeo.com, Inc. Equity Awards.

(a)               Spin-off. As determined by the IAC Committee and the Board of Directors of Vimeo.com, Inc. pursuant to its authority under the Vimeo Long-Term Incentive Plans, from and after the Mandatory Exchange Effective Time, Vimeo SARs and Vimeo RSUs shall not be settled in shares of IAC Common Stock and IAC shall have no further obligations regarding Vimeo SARs and Vimeo RSUs, which shall, until the occurrence of the Effective Time, be settled in cash or shares of SpinCo Common Stock consistent with the principles set forth in the applicable Vimeo Long-Term Incentive Plan.

(b)               Merger.

(i)                 As determined by the IAC Committee and the Board of Directors of Vimeo.com, Inc. pursuant to its authority under the Vimeo Long-Term Incentive Plans, each Vimeo SAR held by a SpinCo Employee or a Former SpinCo Employee shall be converted into a SpinCo SAR and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Vimeo SAR immediately prior to the Effective Time; provided, however, that from and after the Effective Time: (A) the number of shares of SpinCo Common Stock subject to such SpinCo SAR, rounded down to the nearest whole share, shall be equal to the product of (I) the number of shares of Vimeo Common Stock subject to such Vimeo SAR immediately prior to the Effective Time multiplied by (II) the Merger Exchange Ratio, (B) the per share exercise price of such SpinCo SAR, rounded up to the nearest one one hundredth of a cent (i.e., to the fourth decimal place), shall be equal to the quotient of (I) the per share exercise price of such Vimeo SAR immediately prior to the Effective Time divided by (II) the Merger Exchange Ratio, and (C) each SpinCo SAR converted pursuant to this Section 6.2(b)(i) shall be exercisable and shall be settled in a manner consistent with stock appreciation rights of a publicly traded company as set forth in the SpinCo Long-Term Incentive Plan (with such modifications and lock-up periods as may be reasonably determined by the SpinCo Board of Directors from time to time).

(ii)              As determined by the Board of Directors of Vimeo.com, Inc. pursuant to its authority under the Vimeo Long-Term Incentive Plans, each Vimeo RSU held by a SpinCo Employee or a Former SpinCo Employee shall be converted into a SpinCo RSU and shall otherwise be subject to the same terms and conditions after the Effective Time as the terms and conditions applicable to such Vimeo RSU immediately prior to the Effective Time; provided, however, that, from and after the Effective Time: (A) the number of shares of SpinCo Common Stock subject to such SpinCo RSU, rounded to the nearest whole share, shall be equal to the product of (I) the number of shares of Vimeo Common Stock subject to such Vimeo RSU immediately prior to the Effective Time multiplied by (II) the Merger Exchange Ratio, and (B) each SpinCo RSU converted pursuant to this Section 6.2(b)(ii) shall be settled in a manner consistent with restricted stock units of a publicly traded company as set forth in the Vimeo Long-Term Incentive Plan (with such modifications and lock-up periods as may be reasonably determined by the SpinCo Board of Directors from time to time).

(iii)            Following the Effective Time, for any award adjusted under this Section 6.2, any reference to a “change in control,” “change of control,” or similar definition in an award agreement, employment agreement, or the applicable Vimeo Long-Term Incentive plan shall be deemed to refer to a Change in Control (as defined in the SpinCo Long-Term Incentive Plan).

6.3              Miscellaneous Option and Other Award Terms.

(a)               IAC Options and IAC RSU Awards adjusted pursuant to Section 6.1, regardless of by whom held, shall be settled by IAC pursuant to the terms of the applicable IAC Long-Term Incentive Plan, and SpinCo RSUs, SpinCo Options and SpinCo SARs, regardless of by whom held, shall be settled by SpinCo pursuant to the terms of the applicable SpinCo Long-Term Incentive Plan.

(b)               It is intended that, to the extent of the issuance of SpinCo Options, SpinCo SARs and SpinCo RSUs in connection with the adjustment provisions of Section 6.1 or Section 6.2, the applicable SpinCo Long-Term Incentive Plan shall be considered a successor to each of the IAC Long-Term Incentive Plans and each of the Vimeo Long-Term Incentive Plans, as applicable, and SpinCo shall be considered to have assumed the obligations of the applicable IAC Long-Term Incentive Plan and the applicable Vimeo Long-Term Incentive Plan, as applicable, to make the adjustments set forth in Section 6.1 and Section 6.2.

(c)               The Mandatory Exchange Effective Time shall not constitute a termination of employment for any IAC Employee for purposes of any SpinCo Option and, employment with IAC shall be treated as employment with SpinCo with respect to SpinCo Options held by IAC Employees.

(d)               The Mandatory Exchange Effective Time shall not constitute a termination of employment for any employee of the Match Group, Inc. (“Match”) for purposes of any SpinCo Option and, employment with Match shall be treated as employment with SpinCo with respect to SpinCo Options held by Match employees.

(e)               The Mandatory Exchange Effective Time shall not constitute a termination of employment for any SpinCo Employee for purposes of any IAC Option and, employment with SpinCo shall be treated as employment with IAC with respect to IAC Options held by SpinCo Employees.

(f)                Termination of employment following the Mandatory Exchange Effective Time from (i) all IAC Entities shall be treated as a termination of employment with respect to any SpinCo Options held by an IAC Employee, (ii) Match and its subsidiaries shall be treated as a termination of employment with respect to any SpinCo Options held by a Match employee, and (iii) all SpinCo Entities shall be treated as a termination of employment with respect to any IAC Options held by a SpinCo Employee.

(g)               Schedule B to this Agreement sets forth a list of IAC Employees who hold IAC Options (a portion of which will convert into SpinCo Options in accordance with this Article VI) that contain post-termination exercise periods that are longer than the default post-termination exercise periods set forth in the applicable IAC Long-Term Incentive Plan. For the avoidance of doubt, as required by Section 6.1(a) of this Agreement, SpinCo Options resulting from the adjustments contemplated by Section 6.1(a) of this Agreement shall have the same post-termination exercise periods as the corresponding IAC Options. If, after the date of this Agreement, IAC extends the post-termination exercise period applicable to any IAC Option that is adjusted pursuant to Section 6.1(a) of this Agreement, then, subject to IAC providing written notice to SpinCo of such extension, SpinCo will provide for the same extended post-termination exercise period for the corresponding SpinCo Option.

6.4              Waiting Period for Exercisability of Options and Settlement of RSU Awards. The IAC Options and SpinCo Options shall not be exercisable during a period beginning on a date prior to the Mandatory Exchange Effective Time determined by IAC in its sole discretion, and continuing until the IAC Post-Separation Value and the SpinCo Post-Separation Value are determined, or such longer period as IAC, with respect to IAC Options, and SpinCo, with respect to SpinCo Options, determines is necessary to implement the provisions of this Article VI. The IAC RSU Awards and SpinCo RSU Awards shall not be settled during a period beginning on a date prior to the Mandatory Exchange Effective Time determined by IAC in its sole discretion, and continuing until the IAC Post-Separation Value and the SpinCo Post-Separation Value are determined immediately after the Mandatory Exchange Effective Time, or such longer period as IAC, with respect to IAC RSU Awards, and SpinCo, with respect to SpinCo RSU Awards, determines is necessary to implement the provisions of this Article VI.

ARTICLE VII
 GENERAL AND ADMINISTRATIVE

7.1           Sharing of Participant Information.

(a)        IAC and SpinCo shall share, and IAC shall cause each other IAC Entity to share, and SpinCo shall cause each other SpinCo Entity to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the SpinCo Benefit Plans and the IAC Benefit Plans.

(b)        IAC and SpinCo and their respective authorized agents shall, subject to applicable laws and the entry into such agreements as shall be reasonably necessary or appropriate to comply with all applicable data protection laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration. Until the Benefits Participation End Date and for such reasonable period thereafter as is reasonably necessary or appropriate to fulfill the purposes and intent of this Agreement, all participant information shall be provided in a manner and medium as may be mutually agreed to by IAC and SpinCo.

7.2           Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing (including, but not limited to, securities filings (remedial or otherwise)), consent or approval with respect to or by a governmental agency or authority in any jurisdiction in the U.S. or abroad.

7.3           No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude IAC or any other IAC Entity, at any time after the Mandatory Exchange Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any IAC Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any IAC Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude SpinCo or any other SpinCo Entity, at any time Mandatory Exchange Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any SpinCo Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any SpinCo Benefit Plan.

7.4           Audit Rights With Respect to Information Provided.

(a)        Each of IAC and SpinCo, and their duly authorized representatives, shall have the right to conduct reasonable audits (but not in excess of one audit per fiscal quarter) with respect to all information required to be provided to it by the other Party under this Agreement. The Party conducting the audit (the “Auditing Party”) may adopt reasonable procedures and guidelines for conducting audits and the selection of audit representatives under this Section 7.4. The Auditing Party shall have the right to make copies of any records at its expense, subject to any restrictions imposed by applicable laws and to any confidentiality provisions set forth in the Separation Agreement, which are incorporated by reference herein. The Party being audited shall provide the Auditing Party’s representatives with reasonable access during normal business hours to its operations, computer systems and paper and electronic files, and provide workspace to its representatives. After any audit is completed, the Party being audited shall have the right to review a draft of the audit findings and to comment on those findings in writing within thirty Business Days after receiving such draft.

(b)       The Auditing Party’s audit rights under this Section 7.4 shall include the right to audit, or participate in an audit facilitated by the Party being audited, of any Subsidiaries and Affiliates of the Party being audited and to require the other Party to request any benefit providers and third parties with whom the Party being audited has a relationship, or agents of such Party, to agree to such an audit to the extent any such Persons are affected by or addressed in this Agreement (collectively, the “Non-parties”). The Party being audited shall, upon written request from the Auditing Party, provide an individual (at the Auditing Party’s expense) to supervise any audit of a Non-party. The Auditing Party shall be responsible for supplying, at the Auditing Party’s expense, additional personnel sufficient to complete the audit in a reasonably timely manner. The responsibility of the Party being audited shall be limited to providing, at the Auditing Party’s expense, a single individual at each audited site for purposes of facilitating the audit.

7.5           Fiduciary Matters. It is acknowledged that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

7.6           Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any third party (such as a vendor) and such consent is withheld, the Parties hereto shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require any Party to incur any non-routine or unreasonable expense or Liability or to waive any right.

ARTICLE VIII
MISCELLANEOUS

8.1           Effectiveness. This Agreement shall become effective immediately prior to the Mandatory Exchange Effective Time.

8.2           Effect If Mandatory Exchange Effective Time Does Not Occur. If the Separation Agreement is terminated in accordance with its terms prior to the Mandatory Exchange Effective Time, then this Agreement shall terminate and all actions and events that are, under this Agreement, to be taken or occur effective immediately prior to or as of the Mandatory Exchange Effective Time, shall not be taken or occur.

8.3           Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.

8.4           Affiliates. Each of IAC and SpinCo shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by another IAC Entity or a SpinCo Entity, respectively.

8.5           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

(a)            if to IAC:

IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Attention: Kendall Handler, Senior Vice President and General Counsel

Email: kendall.handler@iac.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Andrew J. Nussbaum, Esq.
Jenna Levine, Esq.
Email:	ajnussbaum@wlrk.com
jelevine@wlrk.com

(b)            if to SpinCo (prior to the Mandatory Exchange Effective Time) to:

Vimeo, Inc.

555 West 18th Street

New York, NY 10011

Attention: Kendall Handler, Senior Vice President and General Counsel

Email: kendall.handler@iac.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Andrew J. Nussbaum, Esq.
Jenna Levine, Esq.
Email:	ajnussbaum@wlrk.com
jelevine@wlrk.com

if to SpinCo (from and after the Mandatory Exchange Effective Time), to:

Vimeo, Inc.
555 West 18th Street
New York, NY 10011
Attention: Michael Cheah, General Counsel and Secretary
Email: michael@vimeo.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention:	Andrew J. Nussbaum
Jenna E. Levine
Email:	ajnussbaum@wlrk.com
jelevine@wlrk.com

8.6            Incorporation of Separation Agreement Provisions. The following provisions of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein mutatis mutandis: Article IV (relating to Mutual Releases, Indemnification) Article VI (relating to Exchange of Information; Confidentiality); Article VII (relating to Dispute Resolution); Article VIII (relating to Further Assurances and Additional Covenants); and Article X (relating to Miscellaneous).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

     IAC/INTERACTIVECORP

By:	/s/ Kendall Handler
	Name:	Kendall Handler
	Title:	Senior Vice President, General Counsel and Secretary

     VIMEO, INC.

By:	/s/ Kendall Handler
	Name:	Kendall Handler
	Title:	Vice President